Press Release For immediate release
Invesco Ltd. Announces July 31, 2016
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, August 9, 2016 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $811.8 billion, an increase of 4.1% month over month. The increase was driven by favorable market returns, net long-term inflows, an increase in money market AUM, and inflows in the Powershares QQQs. FX decreased AUM by $0.6 billion. Preliminary average total AUM for the quarter through July 31st were $799.4 billion, and preliminary average active AUM for the quarter through July 31st were $662.2 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2016(a)	$811.8	$366.6	$202.7	$48.3	$75.0(b)	$119.2
June 30, 2016	$779.6	$348.8	$196.3	$47.4	$71.1	$116.0
May 31, 2016	$791.1	$360.1	$194.5	$47.9	$75.5	$113.1
April 30, 2016	$783.7	$358.4	$192.6	$47.8	$72.2	$112.7
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2016(a)	$670.6	$274.8	$162.9	$48.3	$74.9(b)	$109.7
June 30, 2016	$646.1	$263.9	$157.4	$47.4	$70.9	$106.5
May 31, 2016	$657.7	$273.8	$156.5	$47.9	$75.4	$104.1
April 30, 2016	$653.6	$273.5	$156.1	$47.8	$72.1	$104.1
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2016(a)	$141.2	$91.8	$39.8	$—	$0.1(b)	$9.5
June 30, 2016	$133.5	$84.9	$38.9	$—	$0.2	$9.5
May 31, 2016	$133.4	$86.3	$38.0	$—	$0.1	$9.0
April 30, 2016	$130.1	$84.9	$36.5	$—	$0.1	$8.6

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $66.8 billion in institutional money market AUM and $8.2 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

###